UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2026

Q32 Bio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38433	47-3468154
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 781 999-0232

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QTTB	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2026, Q32 Bio Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors relating to the issuance and sale of (i) 1,666,679 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $3.90 per share, and (ii) pre-funded warrants to purchase 1,025,654 shares of Common Stock (the “Pre-Funded Warrants”), to such investors in a registered direct offering (the “Offering”). The Pre-Funded Warrants will be sold to the investors at an offering price of $3.8999 per share under such Pre-Funded Warrant, which represents the per share offering price for the Common Stock less a $0.0001 per share exercise price for each such Pre-Funded Warrant. The Purchase Agreement contains customary representations and warranties, conditions to closing, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended.

The Pre-Funded Warrants are exercisable at any time after the date of issuance and will expire when exercised in full. A holder of a Pre-Funded Warrant may not exercise such Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

The gross proceeds from the Offering will be approximately $10.5 million, before paying estimated offering expenses. The Offering is expected to close on or about February 18, 2026, subject to customary closing conditions. The Company intends to use the net proceeds from the offering, together with its existing cash, cash equivalents and marketable securities, for working capital purposes including expenses related to research, clinical development and commercialization efforts including for supporting the advancement of bempikibart into future clinical trials for the treatment of alopecia areata. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-286491) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 11, 2025 and declared effective by the SEC on April 21, 2025.

The forms of Pre-Funded Warrant and the Purchase Agreement are filed as Exhibit 4.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K. The foregoing description of the respective terms of the Pre-Funded Warrants and the Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to such Exhibits. A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares and the Pre-Funded Warrants in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 17, 2026, the Company issued a press release entitled “Q32 Bio Announces $10.5 Million Registered Direct Offering.” A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Goodwin Procter LLP.

10.1	Form of Securities Purchase Agreement.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

99.1	Press Release dated February 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q32 Bio Inc.

Date: February 17, 2026	By:	/s/ Jodie Morrison
Jodie Morrison
Chief Executive Officer